Exhibit 5.1

LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE
SUITE 300
SAN RAFAEL, CA  94903
(415)  448-5000
FACSIMILE
(415) 448-5010

SAN FRANCISCO OFFICE
(415) 262-1200

August 12, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:               Asterias Biotherapeutics, Inc.
Registration Statement on Form S-1 (File No. 333-187706)

Ladies/Gentlemen:

We are counsel to Asterias Biotherapeutics, Inc. ("Asterias"), a Delaware corporation, in connection with the issue of 6,537,779 shares of Asterias Series A common stock, par value $0.0001 per share (“Series A Shares”) to be issued by Asterias to Geron Corporation (“Geron”) pursuant to that certain Asset Contribution Agreement, dated January 4, 2013, by and among Asterias, BioTime, Inc., and Geron (the “Asset Contribution Agreement”).

Under the Asset Contribution Agreement, Geron has agreed to distribute to its stockholders, on a pro rata basis, subject to applicable legal requirements and certain other limitations as provided in the Asset Contribution Agreement, the Series A Shares that Geron receives in exchange for the assets it contributes to Asterias under the Asset Contribution Agreement.  The distribution of the Series A Shares by Geron to its stockholders as contemplated by the Asset Contribution Agreement (the “Series A Distribution”) is being registered under the Securities Act of 1933, as amended, pursuant to Registration Statement on Form S-1 File No. 333-187706 (the “Registration Statement”).

In rendering our opinion, we have relied upon, among other things, our examination of such documents and records of Asterias as have been provided to us (including but not limited to the Asset Contribution Agreement and the Amended and Restated Certificate of Incorporation and Bylaws of Asterias as filed or incorporated by reference as exhibits to the Registration Statement), and such certificates of public officials, as we deemed necessary for purposes of the opinion expressed below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and upon our consideration of such matters of law as we deemed relevant, we are of the opinion that when the Series A Shares are issued to Geron in exchange for the assets to be contributed by Geron to Asterias in accordance with the terms and conditions of the Asset Contribution Agreement, and when the Series A Shares are distributed to Geron stockholders in the Series A Distribution as contemplated by the Asset Contribution Agreement and the Registration Statement, such Series A Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

Securities and Exchange Commission
August 12, 2013

The foregoing opinion is limited to the laws of the State of Delaware and the Federal laws of the United States of America.

We assume no obligation to supplement, amend, or to otherwise update the opinion expressed above if any applicable laws change after the date of this opinion letter, or if we become aware of any facts that might change our opinion after the date of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein.

Very truly yours,

s/ Thompson, Welch, Soroko & Gilbert LLP